Exhibit 99.1

Roku Announces SVP/GM Chas Smith Expected to Retire in 2019

LOS GATOS – Dec. 4, 2018 – Roku, Inc. (Nasdaq: ROKU) today announced that Chas Smith, SVP and GM of Roku TVs and players is expected to retire and leave the company at the end of Q1 2019. The company has a search underway with a leading executive placement firm to place his successor.

“I’ve been fortunate to build a talented and highly dedicated team to help me lead Roku. Over the last several years, Chas has been instrumental in transforming our business. Among many accomplishements, he took the idea of giving consumers and TV makers a simple smart TV and made Roku TV the #1 licensed smart TV platform in the US,” said Anthony Wood, Roku CEO. “We all wish Chas a long, healthy and happy retirement as he enters this new chapter in his life.”

Chas joined Roku in March 2010 as vice president of sales and led online Roku player sales. In August 2012 he assumed the role of GM of OEM to lead the Roku TV business. In December 2015 he was promoted to SVP/GM of Roku TV and Roku players – and today he also oversees Whole Home.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TV™ models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Roku is a registered trademark and Roku TV is a trademark of Roku, Inc. in the U.S., Mexico and in other countries.